Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-187272

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 30. 2013)

INTERLINE BRANDS, INC.

$365,000,000
10% / 10.75% Senior Notes due 2018

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Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 31, 2013. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 30, 2013, with respect to the 10% / 10.75% Senior Notes due 2018, including any amendments or supplements thereto.

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INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

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GOLDMAN, SACHS & CO.

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May 31, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

INTERLINE BRANDS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

001-32380	03-0542659
(Commission File Number)	(IRS Employer Identification No.)

701 San Marco Boulevard, Jacksonville, Florida	32207
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (904) 421-1400

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On May 31, 2013, Interline Brands, Inc. (the “Company”) issued a press release announcing the expiration of the offer to exchange up to $365,000,000 of its outstanding 10% / 10.75% Senior Notes due 2018 for up to $365,000,000 of its new 10% / 10.75% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release of the Company, dated May 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.

	By:	/s/ Michael Agliata
Name: Michael Agliata
Title: Vice President, General Counsel and Secretary

Date: May 31, 2013

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release of the Company, dated May 31, 2013.